EFiled: May 30 2018 06:50PM EDT
Transaction ID 62076521
Case No. 2018-0387-

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

ZHANMING WU,	)	
	)	
Plaintiff,	)	
v.	)	C.A. No. _________
	)	
MARK WHITE, MARTIN WARD, RICHARD VOS, NICHOLAS CARPINELLO, ROBERT LAW, and ONE HORIZON GROUP, INC., a Delaware corporation,	)	
	)	
Defendants.	)	

PLAINTIFF'S VERIFIED COMPLAINT

Plaintiff, Zhanming Wu ("Plaintiff" or "Chairman Wu"), for his Verified Complaint against defendants Mark White, Martin Ward, Richard Vos, Nicholas Carpinello, Robert Law (collectively, the "Director Defendants"), and One Horizon Group, Inc. ("OHGI" or the "Company"; collectively with the Director Defendants, "Defendants") alleges as follows:

NATURE OF ACTION

1. This suit is brought by Plaintiff to enforce through specific performance his contractual right to prior approval of any action by OHGI or any of its affiliates to issue, offer, sell or grant any shares of OHGI's capital stock to any person or entity or consummate any merger, acquisition or similar transaction, and to prevent Defendants from undermining that right by engaging in any further transactions designed to entrench themselves as directors and officers and to dilute

Mr. Wu's stock ownership level below thirty percent (30%) of OHGI's outstanding shares; and to enforce through specific performance his right to appoint four directors to OHGI's board of directors.

2. Plaintiff is entitled to an order:

A. Declaring that Defendants have breached the Approval Right Side Letter (as defined below);

B. Enjoining the closing of the Banana Whale Studios Pte. Ltd. acquisition, as defined below, and compelling Defendants to submit it to Plaintiff for approval; or, alternatively, rescinding the issuance of OHGI common stock done in connection with the Banana Whale Studios Pte. Ltd. acquisition;

C. Declaring that Defendants may not issue, offer, sell or grant any shares of OHGI's capital stock to any person or entity; issue any secured or unsecured indebtedness or similar instrument or related guarantee; or consummate any merger, acquisition, or similar transaction except for any acquisition of an asset in the ordinary course of business and consistent with past practice without the prior written consent of Plaintiff;

D. Declaring that Plaintiff has the right to appoint four directors to OHGI's board of directors;

E. Declaring that the Director Defendants have breached their fiduciary duty of loyalty by taking actions to entrench themselves on OHGI's board of directors;

F. Awarding Plaintiff his attorneys' fees and costs in connection with this action; and

G. Awarding such other relief as the Courts deems fair just and equitable.

3. In the interests of justice and equity, expedited treatment of this action is warranted, just, and proper.

PARTIES

4. Plaintiff Zhanming Wu ("Plaintiff" or "Chairman Wu") is a stockholder of nominal defendant OHGI, a Delaware corporation.

5. Defendant OHGI is a global media and digital technology company. OHGI has its principal executive offices at 34 South Moulton Street, London W1K 5RG, United Kingdom. OHGI's registered agent for service of process in Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

6. Defendant Mark White is the President, Chief Executive Officer and a director of OHGI.

7. Defendant Martin Ward is the Chief Financial Officer, Secretary, and a director of OHGI.

8. Defendant Richard Vos is a director of OHGI and is the Chairman of the Nomination & Governance Committee and a member of the Compensation and the Audit Committees of OHGI's board of directors.

9. Defendant Nicholas Carpinello is a director of OHGI and is the Chairman of the Audit Committee and a member of the Compensation and the Nomination & Governance Committees of OHGI's board of directors.

10. Defendant Robert Philip Law is a director of OHGI and is the Chairman of the Compensation Committee and a member of the Nomination & Governance and Audit Committees of OHGI's board of directors.

JURISDICTION

11. This Court has subject matter jurisdiction under 10 *Del. C.* § 341, which grants the Court of Chancery jurisdiction "to hear and determine all matters and causes in equity."

FACTUAL ALLEGATIONS

12. Dachao Asset Management (Shanghai) Co., LTD. ("Dachao") entered into that certain Securities Purchase Agreement, dated as of December 22, 2014 (the "SPA"), with OHGI, pursuant to which OHGI issued Dachao units (the "Units") each consisting of (i) one Series A convertible debenture (the

"Convertible Debenture") initially convertible into one share of the Company's common stock, par value $0.0001 per share (the "Common Stock") (subject to adjustment), (ii) one Class C Warrant and (iii) one Class D Warrant, each of which are exercisable to purchase one-twenty fifth (1/25) of a share of Common Stock, for $3.5 million. The Convertible Debenture was issued in the principal amount of $3.5 million and had a maturity date of December 22, 2017.

13. In the early summer of 2017, the Company reached out to Dachao to discuss the conversion of the $3.5 million Convertible Debenture and accrued but unpaid interest thereunder of approximately $300,000 into shares of Common Stock (such conversion referred to herein as the "Debt Conversion") because the Company had failed to make timely interest payments due thereunder and Dachao could have declared an event of default thereunder at any time. In furtherance thereof, representatives of the Company and Dachao, including Dachao's Chairman and majority stockholder Chairman Wu, met in person in New York City over a period of two days during the summer of 2017 to negotiate the Debt Conversion and related agreements.

14. As a result of these meetings, the Company and Dachao negotiated a series of agreements and side letter arrangements to be entered into by them over the course of the next several months, subject to finalizing certain matters (including the negotiation by the Company's incoming Chief Executive Officer,

Defendant Mark White, of the repurchase, jointly by Dachao and Mr. White, of certain outstanding shares of Series A-1 Convertible Preferred Stock of the Company (the "Preferred Stock") from the holders thereof (the "Preferred Stock Repurchase Arrangement")), in order to effectuate the Debt Conversion. These agreements and side letter arrangements included:

- An agreement which set forth the terms of the Debt Conversion and granted Dachao certain other rights, including the right to appoint four (4) members to the Company's board of directors (the "Board") so long as Dachao beneficially owned more than (30%) of the outstanding shares of Common Stock (the "Debt Conversion Agreement").
- A side letter (the "Approval Right Side Letter") pursuant to which the Company granted Dachao the right to pre-approve certain actions to be taken by the Company for so long as Dachao beneficially owned more than thirty percent (30%) of the outstanding shares of Common Stock, including:
    i. the issuance, offer, sell or grant of any shares of the Company's capital stock to any person or entity;
    ii. the issuance of any secured or unsecured indebtedness or similar instrument or related guarantee by the Company; or

iii. the consummation of any merger, acquisition or similar transaction by the Company except for any acquisition of an asset in the ordinary course of business and consistent with past practice.

- A side letter with the Company's Chief Financial Officer, Defendant Martin Ward, pursuant to which Mr. Ward made certain representations and warranties to Dachao in "consideration of "Dachao's agreement not to demand payment of the Convertible Debenture on or prior to October 1, 2017," including relating to the absence of any litigation against the Company and undisclosed liabilities and indebtedness of the Company.
- At the request of Dachao, the Company's current Chief Financial Officer and incoming Chief Executive Officer, Mark White, executed standing letters of resignation as officers of the Company to Dachao.
- An oral agreement between Dachao and Defendant Mark White regarding the Preferred Stock Repurchase Arrangement, including with respect to the funding between them.

15. On August 2, 2017, the Company's Chief Financial Officer sent an email to Dachao's outside legal counsel, Eversheds Sutherland (US) LLP, asking

Dachao to provide him with a copy of the fully executed Approval Right Side Letter.

16. In September 2017, Dachao requested that the Company re-title the various agreements and side letters that they had negotiated in the late summer of 2017 from Dachao's name into the name of Chairman Wu because he, not Dachao, had funded the purchase of the securities. To effectuate this requested change, Dachao and the Company entered into a letter agreement, on or about September 5, 2017 (the "September 2017 Agreement"), pursuant to which the parties thereto agreed that the Units currently held by Dachao should be reflected in the Company's books and records as being held of record by Chairman Wu and not Dachao. Likewise, Dachao and the Company revised the Debt Conversion Agreement to make Chairman Wu and not Dachao the party thereto. The revised Debt Conversion Agreement was filed by the Company with the SEC under a cover of a Form 8-K on September 8, 2017. See https://www.sec.gov/Archives/edgar/data/225211/000161577417004990/0001615774-17-004990-index.htm. However, because the Approval Right Side Letter had not yet been countersigned by Dachao (only the Company had executed the Approval Right Side Letter at the in-person meetings in New York City) and held by Chairman Wu in his offices in Hong Kong, the parties neglected to re-title the

Approval Right Letter in Chairman Wu's name as they had done with the other agreements and side letter referenced above.

17. On September 14, 2017, Chairman Wu filed a Schedule 13D with the SEC disclosing its right to receive shares of Common Stock pursuant to the terms of the Debt Conversion Agreement.

18. In October and November 2017, the Company obtained the written consent of a sufficient number of holders of the Common stock to approve the Debt Conversion Agreement and the issuance of shares of Common Stock to Chairman Wu thereunder as well as the conversion of the Preferred Stock acquired by Mark White on behalf of himself and Chairman Wu from the holders thereof into shares of Common Stock (the "Preferred Stock Conversion"). On October 3, 2017 and November 6, 2017, the Company filed a definitive information statement with the SEC apprising its stockholders of the action taken by the written consent of its stockholders to approve the foregoing matters. See https://www.sec.gov/Archives/edgar/data/225211/000161577417005513/s107675_def14c.htm and https://www.sec.gov/Archives/edgar/data/225211/000161577417006253/s108019_def14c.htm

19. On December 14, 2017, Chairman Wu filed an amendment to its Schedule 13D filing to disclose and file a letter agreement pursuant to which Mark

White agreed to transfer a certain number of shares of Common Stock to Chairman Wu in connection with and subsequent to the Preferred Stock Conversion.

20. On March 8, 2018, representatives of Eversheds Sutherland (US) LLP sent a letter dated March 6, 2018 (the "March 6 Letter") to the Company and its outside legal counsel, Vince McGill at Mandelbaum Salsburg P.C., demanding that the Company comply with its contractual obligations under the Approval Right Side Letter. In particular, the March 6th Letter highlighted the Company's failure to comply with the Approval Right Side Letter in connection with two recent transactions consummated by the Company (i.e., C-Rod, Inc. and Once In A Lifetime LLC).

21. In May 2018, representatives of Dachao and Chairman Wu contacted representatives of Eversheds Sutherland (US) LLP and informed them that Dachao had never delivered a countersigned copy of the Approval Right Side Letter to the Company (which still listed Dachao as the party). Immediately thereafter, the representatives of Eversheds Sutherland (US) LLP forwarded the countersigned copy of the Approval Right Side Letter to the Company and its outside legal counsel. The cover letter from Eversheds Sutherland (US) LLP that was emailed to the Company along with the Approval Right Side Letter demanded that the Company comply with its contractual obligations thereunder.

22. On May 14, 2018, Chairman Wu notified the Company of the exercise of his right to appoint four members to the Board pursuant to the Debt Conversion Agreement. Chairman Wu stated that he expected the Company to take all actions necessary to appoint the four nominees designated by him to the Board with all due haste.

23. On May 18, 2018, a representative of Eversheds Sutherland (US) LLP spoke with outside legal counsel to the Company, Vince McGill at Mandelbaum Salsburg P.C., during which Eversheds Sutherland (US) LLP reiterated Chairman Wu's demand that the Company comply with the terms of the Approval Right Side Letter, including in connection with a proposed transaction involving an exchange agreement with Banana Whale Studios Pte. Ltd. ("Banana Whale"). The representative of Eversheds Sutherland (US) LLP informed Mr. McGill that Chairman Wu has not and will not approve of the proposed Banana Whale transaction. In responses thereto, Mr. McGill stated that he believed that such deal was "dead."

24. Notwithstanding Mr. Gill's statement that the Banana Whale deal was "dead", only six days later, on May 24, 2018, the Company filed a Form 8-K with the SEC in which it disclosed that it has entered into an exchange agreement dated May 18, 2018, with the stockholders of Banana Whale that was to close on or before May 31, 2018 and that it had acquired 51% of Banana Whale's outstanding

capital stock for cash consideration of $40.00 but issued upfront 7,383,000 shares of OHGI's common stock to the stockholders of Banana Whale, with full voting and economic rights, even though all of the shares are subject to a back-end earn-out provision based on Banana Whale's performance over a 24 month period which ends at the end of the first calendar month after the second anniversary of the closing date of the Banana Whale transaction.

COUNT I

Breach of Contract/Specific Performance/Rescission Against OHGI– Approval Right Side Letter and Banana Whale Transaction

25. Plaintiff repeats and alleges each and every preceding paragraph as if fully set forth herein.

26. Pursuant to the Approval Right Side Letter, and as acknowledged in the September 2017 Agreement, in exchange for a promise not to demand repayment of the Convertible Debenture on or prior to October 1, 2017, OHGI agreed to give first Dachao, then ultimately Chairman Wu, the right to pre-approve certain actions to be taken by the Company for so long as Dachao beneficially owned more than thirty percent (30%) of the outstanding shares of Common Stock.

27. Despite this promise, upon which Chairman Wu relied in agreeing not to demand repayment of the Convertible Debenture on or prior to October 1, 2017, OHGI now refuses to recognize his prior approval right and breached the Approval Right Side Letter by issuing over seven million shares of OHGI common stock in

connection with the Banana Whale transaction. Thus, Chairman Wu has been harmed and deprived of the consideration due him under the Approval Right Side Letter.

28. Chairman Wu has performed all of his contractual obligations to OHGI under the Approval Right Side Letter, and holds more than 30% of OHGI's common stock.

29. Chairman Wu is entitled to an order compelling OHGI to submit the Banana Whale transaction and stock issuance related thereto to him for prior approval.

30. Alternatively, to the extent that the Banana Whale transaction has closed and/or the OHGI shares have already been issued in connection therewith, Chairman Wu is entitled to an order rescinding the Banana Whale transaction and awarding him damages.

COUNT II

Promissory Estoppel Against OHGI– Approval Right Side Letter

31. Plaintiff repeats and alleges each and every preceding paragraph as if fully set forth herein.

32. Assuming, arguendo, OHGI asserts no binding Approval Right Side Letter exists with Chairman Wu because it was signed by Dachao, Plaintiff pleads a claim of promissory estoppel in the alternative.

33. OHGI promised the pre-approval right in Approval Right Side Letter in exchange for Dachao's agreement to not to demand repayment of the Convertible Debenture on or prior to October 1, 2017.

34. In September 2017, Dachao requested that the Company re-title the various agreements and side letters that they had negotiated in the late summer of 2017 from Dachao's name into the name of Chairman Wu. In connection therewith, Dachao and the Company entered into the September 2017 Agreement, which provided that the Company's books and records should reflect the fact that the Units should be held of record by Chairman Wu and not Dachao.

35. Chairman Wu relied on the September 2017 Agreement and the Approval Right Side Letter and did not demand repayment of the Convertible Debenture in exchange for those promises.

36. Chairman Wu has performed all of his contractual obligations to OHGI under the Approval Right Side Letter.

37. The promises made to Dachao, and ultimately to Chairman Wu, in exchange for valid consideration are binding to avoid injustice.

COUNT III

Breach of Contract/Specific Performance Against OHGI – Debt Conversion Agreement

38. Plaintiff repeats and alleges each and every preceding paragraph as if fully set forth herein.

39. Pursuant to the Debt Conversion Agreement, and as acknowledged in the September 2017 Agreement, OHGI agreed to give first Dachao, then ultimately Chairman Wu, the right to appoint four directors to OHGI's Board so long as Dachao, then Chairman Wu, beneficially owned more than thirty percent (30%) of OHGI's outstanding shares of Common Stock.

40. Despite this promise, upon which Chairman Wu relied in agreeing not to demand repayment of the Convertible Debenture on or prior to October 1, 2017, OHGI refuses to seat the four Board candidates submitted by Chairman Wu.

41. Chairman Wu has performed all of his contractual obligations to OHGI under the Debt Conversion Agreement, and holds more than 30% of OHGI's common stock.

42. Chairman Wu is entitled to an order compelling OHGI to take all steps necessary under the Debt Conversion Agreement, including but not limited to expanding the size of the Board, to seat his four Board candidates.

COUNT IV

Breach of the Implied Covenant of Good Faith and Fair Dealing Against OHGI

43. Plaintiff repeats and alleges each and every preceding paragraph as if fully set forth herein.

44. Chairman Wu's rights in the Approval Right Side Letter and Debt Conversion Letter are tied to his ownership of 30% of OHGI's outstanding stock.

45. Under these agreements, OHGI owed the duty of good faith and fair dealing implied in all contracts.

46. Since these agreements were executed, however, OHGI has actively and inequitably taken steps to attempt to dilute Chairman Wu below the 30% ownership threshold to enjoy those rights by engaging in transactions such as the Banana Whale transaction without his prior approval.

47. The breaches of these agreements by OHGI deprived Chairman Wu of the benefits of these agreements and frustrated his expectations. As a direct result of OHGI's breaches of its duty of good faith and fair dealing, Chairman Wu has been damaged.

COUNT V

Breach of Fiduciary Duty Against the Director Defendants

48. Plaintiff repeats and alleges each and every preceding paragraph as if fully set forth herein.

49. The Director Defendants owe duties of good faith and loyalty to Chairman Wu as a stockholder of the Company. They also have a duty of candor in dealing with him as a stockholder, including making sure that accurate material information is provided to them concerning corporate matters.

50. The Director Defendants breached their fiduciary duties to Chairman Wu by making, upon information and belief, false representations, misleading statements, and material omissions to him regarding its intent to close the Banana Whale deal, including with respect to the topics described in paragraphs 21 and 22.

51. The Director Defendants further breached their fiduciary duties to Chairman Wu by publicly disseminating false representations, misleading statements, and material omissions, including in Section 3.02 of the Exchange Agreement with Banana Whale, appended to OHGI's May 18, 2018 Form 8-K, which states that there are no agreements to which OHGI is a party, or has knowledge of, that conflict with the Exchange Agreement or would prohibit its consummation, when they knew that Chairman Wu had a prior approval right before any stock could be issued in connection therewith. Chairman Wu had also filed an

amendment to its Schedule 13D filing with the SEC on April 10, 2018 to file a copy of the Approval Right Side Letter as an exhibit thereto. See https://www.sec.gov/Archives/edgar/data/225211/000161577417005513/s107675_def14c.htm

52. The Director Defendants further breached their fiduciary duties to Chairman Wu and all of OHGI's stockholders by issuing 7,383,000 shares of the Company's common stock with full voting and economic rights to the stockholders of Banana Whale even though all of those shares are subject to a back-end earn-out provision based on Banana Whale's performance over a 24 month period which ends on or around May 31, 2020.

53. The Director Defendants further breached their fiduciary duties to Chairman Wu and all of OHGI's stockholders by entering into transactions, including the Banana Whale transaction, designed to entrench themselves on the Board by diluting Chairman Wu below the 30% threshold required for him to exercise his right to appoint four directors to OHGI's Board.

54. Chairman Wu has been damaged by, and continues to be damaged by, the Director Defendants' breaches of fiduciary duty.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff respectfully prays for an order:

A. Granting judgment on his claims in his favor;

B. Expediting the proceedings so the matter can be heard in summary fashion;

C. Declaring that Defendants have breached the Approval Right Side Letter;

D. Enjoining the closing of the Banana Whale acquisition, and compelling Defendants to submit it to Plaintiff for approval; or, alternatively, rescinding the issuance of OHGI common stock done in connection with the Banana Whale acquisition;

E. Declaring that Defendants may not issue, offer, sell or grant any shares of OHGI's capital stock to any person or entity; issue any secured or unsecured indebtedness or similar instrument or related guarantee; or consummate any merger, acquisition, or similar transaction except for any acquisition of an asset in the ordinary course of business and consistent with past practice without the prior written consent of Plaintiff;

F. Declaring that Plaintiff has the right to appoint four directors to OHGI's board of directors;

G. Declaring that the Director Defendants have breached their fiduciary duty of loyalty by taking actions to entrench themselves on OHGI's board of directors;

H. Awarding Plaintiff his attorneys' fees and costs in connection with this action; and

I. Granting such other and further relief as the Court deems just and appropriate.

Dated: May 30, 2018

PINCKNEY, WEIDINGER, URBAN
& JOYCE LLC

<u>/s/ Patricia R. Urban</u>
Michael A. Weidinger (DE No. 3330)
Joanne P. Pinckney (DE No. 5574)
Patricia R. Urban (DE No. 4011)
3711 Kennett Pike, Suite 210
Greenville, DE 19807
Telephone: 302-504-1497
Fax: 302-442-7046
Email: mweidinger@pwujlaw.com
jpinckney@pwujlaw.com
purban@pwujlaw.com

Counsel for Plaintiff